Exhibit 99.1

News Release

Evans Bancorp, Inc. One Grimsby Drive Hamburg, NY 14075

FOR IMMEDIATE RELEASE

Evans Bancorp, Inc. Completes Private Placement of

$20 Million of Subordinated Notes

HAMBURG, N.Y., July 9, 2020 – Evans Bancorp, Inc. (the “Company”) (NYSE American: EVBN), the holding company for Evans Bank, N.A. (the “Bank”), today announced the completion of its private placement of $20 million in fixed-to-floating rate subordinated notes due 2030 (the “Notes”).

The Notes are intended to qualify as Tier 2 capital for regulatory purposes. The Notes will initially bear interest at a fixed annual rate of 6.00% for the first five years and will reset quarterly thereafter to the then current three-month SOFR rate plus 590 basis points.

The Company intends to use the net proceeds from the offering for general corporate purposes, organic growth and for investments in the Bank as regulatory capital.

In connection with the issuance and sale of the Notes, the Company entered into a registration rights agreement with the purchasers of the Notes pursuant to which the Company has agreed to take certain actions to provide for the exchange of the Notes for subordinated notes that are registered under the Securities Act of 1933, as amended, with substantially the same terms as the Notes.

David J. Nasca, President and CEO of Evans Bancorp, Inc., commented, “We believe our ability to raise additional capital at this time, at reasonable levels, is a testament to the strength of our franchise and strategy for growth. While comfortable with our capital position, given the uncertainty related to the COVID-19 pandemic and its impact on the economy, we felt it prudent to protect and buttress our balance sheet by raising additional capital.”

Piper Sandler & Co. served as sole placement agent for the offering. Luse Gorman, PC served as legal counsel to the Company and Kilpatrick Townsend & Stockton LLP served as legal counsel to the placement agent.

This press release is for informational purposes only and shall not constitute an offer to sell, or the solicitation of an offer to buy the Notes, nor shall there be any sale in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The indebtedness evidenced by the Notes is not a deposit and is not insured by the Federal Deposit Insurance Corporation or any other government agency or fund.

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Evans Bancorp, Inc. Completes Private Placement of $20 Million of Subordinated Notes

July 9, 2020

About Evans Bancorp, Inc.

Evans Bancorp, Inc. (NYSE American: EVBN) is a financial holding company and the parent company of Evans Bank, N.A., full-service community bank with 20 financial centers providing comprehensive financial services to consumer, business and municipal customers throughout Western New York. Evans Insurance Agency, a wholly owned subsidiary, provides life insurance, employee benefits, and property and casualty insurance through ten offices in the Western New York region. Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds. On May 1, 2020 EVBN closed their acquisition of FSB Bancorp, Inc., headquartered in Rochester, NY, bringing pro forma consolidated assets and deposits to approximately $1.8 billion and $1.6 billion, respectively.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at www.evansbancorp.com and www.evansbank.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

For more information contact:	-OR-
John B. Connerton Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
(716) 926-2000 jconnerton@evansbank.com	(716) 843-3908 dpawlowski@keiadvisors.com

Media Contact:
Kathleen Rizzo Young Public & Community Relations Manager 716-343-5562 krizzoyoung@evansbank.com

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